EXHIBIT 10.4

Memorandum

To:	Dave Robertson
From:	Charlie Maddy
Date:	December 1, 2006
Re:	2007 Incentive Plan - SCB

Here is the 2007 Incentive Bonus Plan for Summit Community Bank.

As you know, we have established a budget of approximately $* in net income and approximately $* in total assets for Summit Community Bank for year ended December 31, 2007. However, if we make at least $* and the average assets for December of 2007 are at least $*, management would be rewarded as follows:

Dave Robertson	$ *
Discretionary	$ *

In addition, if the budgeted $* net income is exceeded, we will reserve *% of the amount over the $* to a pool, which would be divided among key managers. In order to qualify for this additional amount, net income for Summit Community Bank would have to be greater than $* after any and all bonuses (including the above “budget bonus”) were paid. The calculation would work as follows:

*	$*
*	*
*	*
*	*%
*	$*
*	*
*	$*
*	$*

The performance pool payment would be divided as follows:

*	*%	$*
*	*%	$*
*	*%	$*

The President of Summit Community Bank could award the discretionary amount to whatever SCB employee(s) he thought was deserving.

To recap, in my example, if the bank were to make $* net in the year 2007 and December’s Total Average Assets are at least $*, Dave Robertson’s bonuses would be as follows:

Budget bonus	$ *
Performance bonus	*
Total bonus	$ *

The total performance pool total bonus cannot exceed $*. Securities gains and losses initiated by Summit management will be excluded for bonus calculation purposes. The operating plan and budget may be revised if significant structural changes occur such as the purchase of a new branch, merger, etc. Summit management and board of directors will have sole discretion as to whether these changes have occurred in amounts sufficient to make such changes and will advise SCB management if these changes are made.

Dave, as you are aware, you should receive quarterly “ROE bonus payments” this year. If these payments exceed the amount due to you under this plan, no payment will be awarded under this plan. So, in summary, you will receive the greater of the two amounts, but not both. Thanks for all your hard work and good luck.

* Confidential, Business Proprietary Information